360 Funds 485BPOS

Exhibit 99(h)(8)(i)

SCHEDULE A-1

to the

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

360 Funds (the “Trust”) and

FinTrust Capital Advisors, LLC

Amended July 25, 2023

This Agreement relates to the following Funds of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
FinTrust Income and Opportunity Fund	1.95%	September 17, 2021	March 31, 2025

360 FUNDS		FINTRUST CAPITAL ADVISORS, LLC

By:	/s/ Randall Linscott	By:	/s/ Allen R. Gillespie
Name:	Randall Linscott	Name:	Allen R. Gillespie
Title:	President	Title:	Managing Partner